Exhibit 4.2

Ninth Supplemental Indenture

between

Reinsurance Group of America, Incorporated

and

The Bank of New York Mellon Trust Company, N.A.,

as Trustee

Dated May 13, 2024

5.750% Senior Notes due 2034

i

ii

NINTH SUPPLEMENTAL INDENTURE, dated May 13, 2024 (this “Ninth Supplemental Indenture”), between REINSURANCE GROUP OF AMERICA, INCORPORATED, a Missouri corporation (the “Company”), having its principal executive office at 16600 Swingley Ridge Road, Chesterfield, Missouri 63017 and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as trustee (the “Trustee”), having its corporate trust office at 601 Travis Street, 16th Floor, Houston, Texas 77002, supplementing the Indenture, dated as of August 21, 2012, between the Company and the Trustee (the “Base Indenture” and, together with this Ninth Supplemental Indenture, the “Indenture”).

RECITALS OF THE COMPANY

The Company executed and delivered the Base Indenture to the Trustee to provide for the issuance from time to time by the Company of its debentures, notes, bonds or other evidences of indebtedness (hereinafter generally called the “Debt Securities”) to be issued in one or more series as provided in the Base Indenture, in an unlimited aggregate principal amount which may be authenticated and delivered as provided in the Base Indenture;

Pursuant to the terms of this Ninth Supplemental Indenture, the Company desires to provide for the establishment of a new series of Debt Securities to be known as the 5.750% Senior Notes due 2034 (the “Senior Notes”), the form and substance of such Senior Notes and the terms, provisions and conditions thereof to be as set forth in the Indenture;

Pursuant to Section 3.1 of the Base Indenture, a new series of Debt Securities may at any time be established in or pursuant to a Board Resolution, an Officers’ Certificate or one or more indentures supplemental to the Base Indenture;

The Company has requested that the Trustee execute and deliver this Ninth Supplemental Indenture. All requirements necessary to make this Ninth Supplemental Indenture a valid instrument in accordance with its terms (and to make the Senior Notes, when duly executed by the Company and duly authenticated and delivered by the Trustee, the valid and enforceable obligations of the Company) have been performed, and the execution and delivery of this Ninth Supplemental Indenture has been duly authorized in all respects.

NOW, THEREFORE, THIS NINTH SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of Senior Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of Senior Notes, as follows:

ARTICLE I

DEFINITIONS

Section 1.1	Definition of Terms

Unless the context otherwise requires:

(a) a term not defined herein that is defined in the Base Indenture has the same meaning when used in this Ninth Supplemental Indenture;

(b) a term defined anywhere in this Ninth Supplemental Indenture has the same meaning throughout;

(c) the singular includes the plural and vice versa;

(d) a reference to a Section or Article is to a Section or Article of this Ninth Supplemental Indenture;

(e) headings are for convenience of reference only and do not affect interpretation; and

(f) the following terms have the following meanings:

“Applicable Fiscal Year” means the most recently completed fiscal year of the Company in respect of which an annual report on Form 10-K has been filed by the Company.

“Base Indenture” has the meaning set forth in the Recitals.

“Capital Stock” means with respect to any Person, any and all shares, interests, participations, rights or other equivalents (however designated) of stock of any class or kind or any other equity interests of such Person, including, without limitation, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals.

“Consolidated Tangible Net Worth” means the total shareholders’ equity as reflected in the Company’s most recent consolidated balance sheet prepared in accordance with GAAP and filed with the Securities and Exchange Commission, less intangible assets such as goodwill, trademarks, tradenames, patents and unamortized debt discount and expense.

“Debt Securities” has the meaning set forth in the Recitals.

“Ninth Supplemental Indenture” has the meaning set forth in the Recitals.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Finance Lease Obligation” means an obligation of the Company or any Subsidiary to pay rent or other amounts under a lease of (or another agreement conveying the right to use) real or personal property thereof that is required to be classified and accounted for as a finance lease on the face of a balance sheet thereof in accordance with GAAP. For purposes of this Ninth Supplemental Indenture, the amount of such obligation shall be the capitalized amount thereof and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease (or such other agreement) prior to the first date upon which such lease (or such other agreement) may be terminated by the lessee (or obligor) without payment of a penalty.

“GAAP” means generally accepted accounting principles as set forth in the statements and pronouncements of the Financial Accounting Standards Board and in opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants or in such other statements by such other entity as have been approved by a significant segment of the accounting profession or which have other substantial authoritative support in the United States and are applicable in the circumstances, in each case as of the date of determination, as applied on a consistent basis.

“Guarantee” by any Person means any Obligations, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including, without limitation, every obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness (and the terms “Guaranteed,” “Guaranteeing” and “Guarantor” shall have meanings correlative to the foregoing); provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case in the ordinary course of business.

“Global Senior Note” has the meaning set forth in Section 2.5(a).

“H.15” has the meaning set forth in Section 2.7(a).

“H.15 TCM” has the meaning set forth in Section 2.7(a).

“Holder” means a Person in whose name a Senior Note is registered.

“Indenture” has the meaning set forth in the Recitals.

“Indebtedness” of any Person means, without duplication: (i) every obligation of such Person for money borrowed; (ii) every obligation of such Person evidenced by bonds, debentures, notes or similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every obligation of such Person under conditional sale or other title retention agreements relating to assets or property purchased by such Person or issued or assumed as the deferred purchase price of property, assets or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business that are not overdue by more than 90 days or are being contested by such Person in good faith); (iv) every Finance Lease Obligation of such Person; (v) every obligation of such Person with respect to any Sale and Leaseback Transaction to which such Person is a party; (vi) every obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person; (vii) the maximum fixed redemption or repurchase price of outstanding Redeemable Stock of such Person; (viii) every obligation of such Person with respect to performance, surety or similar bonds; (ix) every obligation of such Person under interest rate swap or cap or similar agreements, or under foreign currency hedge, exchange or similar agreements, of such Person; (x) if such Person is engaged in the insurance business, all Surplus Debt of such Person; (xi) every obligation of the type referred to in clauses (i) through (x) and (xii) of another Person the payment of which such Person has Guaranteed or is otherwise responsible for or liable for, directly or indirectly, as obligor, Guarantor or otherwise; and (xii) every amendment, modification, renewal and extension of an obligation of the type referred to in clauses (i) through (xi).

“Insurance Regulator” means any Person having (i) authority to administer or enforce any statute, regulation or other law of the United States, any State or the District of Columbia or any instrumentality or political subdivision thereof (or any order or decree of any court thereof) governing the conduct of an insurance business, and (ii) jurisdiction over the matter in question.

“Interest Payment Date” has the meaning set forth in Section 2.6(a).

“Par Call Date” has the meaning set forth in Section 2.7(a).

“Prospectus Supplement” means the prospectus dated March 15, 2023, as supplemented by a prospectus supplement dated May 8, 2024, pursuant to which the Senior Notes issued on the original issue date were offered to investors.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Recitals” means the Recitals of the Company set forth in this Ninth Supplemental Indenture.

“Redeemable Stock” of a Person means every Capital Stock of such Person that by its terms or otherwise is required to be redeemed or otherwise purchased by such Person, or is redeemable or so purchasable at the option of the holder thereof, at any time prior to the Stated Maturity of the Capital Stock.

“Remaining Life” has the meaning set forth in Section 2.7(a).

“Restricted Subsidiary” means:

(i) any Significant Subsidiary of the Company existing on the date hereof;

(ii) any Subsidiary of the Company, organized or acquired after the date hereof, which is a Significant Subsidiary; and

(iii) an Unrestricted Subsidiary which is reclassified as a Restricted Subsidiary by a resolution adopted by the Board of Directors, provided that a Subsidiary that is a Restricted Subsidiary solely pursuant to this clause (iii) may be subsequently reclassified as an Unrestricted Subsidiary by a resolution adopted by the Board of Directors.

“Sale and Leaseback Transaction” means any arrangement with any bank, insurance company or other lender or investor (other than the Company or a Subsidiary), or to which such lender or investor is a party, providing for the leasing by the Company or any Subsidiary of any property or asset of the Company or any Subsidiary that has been or is to be sold or transferred by the Company or any Subsidiary to such lender or investor or to any Person (other than the Company or a Subsidiary) to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset.

“Senior Notes” has the meaning set forth in the Recitals.

“Significant Subsidiary” means each Subsidiary of the Company representing 10% or more of (i) both (x) the consolidated earnings of the Company before income taxes and extraordinary items as of the end of the Applicable Fiscal Year, and (y) the consolidated total revenue of the Company during the Applicable Fiscal Year, or (ii) the consolidated total assets of the Company as of the end of the Applicable Fiscal Year.

“Surplus Debt” of any Person engaged in the insurance business means any liability of such Person to another for repayment of a sum of money to such other Person under a written agreement approved by an Insurance Regulator providing for such liability to be paid only out of surplus of such Person in excess of a minimum amount of surplus specified in such agreement.

“Treasury Rate” has the meaning set forth in Section 2.7(a).

“Trustee” has the meaning set forth in the Recitals.

“Unrestricted Subsidiary” means any Subsidiary of the Company which is not a Restricted Subsidiary.

“Voting Stock” means, with respect to a person, stock of any class or kind or any other equity interest in a person, however designated, ordinarily having the power to vote for the election of directors, managers, trustees or other voting members of the governing body of such person, provided that, for the purposes of this definition, stock or equity interests which by a resolution adopted by the Board of Directors carries only the right to vote conditioned on the happening of an event shall not be considered voting stock or voting equity interests whether or not such event shall have happened.

ARTICLE II

TERMS AND CONDITIONS OF THE SENIOR NOTES

Pursuant to Section 3.1 of the Base Indenture, the Senior Notes are hereby established with the following terms and other provisions:

Section 2.1	Designation and Principal Amount

(a) There is hereby authorized a series of Debt Securities designated the “5.750% Senior Notes due 2034,” initially in the aggregate principal amount at maturity of Six Hundred Fifty Million and No/100ths Dollars ($650,000,000.00).

(b) Without the consent of the Holders of the Senior Notes, the Company may, from time to time, create and issue additional Senior Notes having the same terms and conditions as the Senior Notes issued as of the date hereof in all respects, except for issue date, public offering price and, if applicable, the first payment of interest thereon. Additional Senior Notes issued after the date hereof will form a single series with all such outstanding Senior Notes; provided that additional Senior Notes will not be issued with the same CUSIP, if any, as existing Senior Notes unless such additional Senior Notes are fungible with existing Senior Notes for U.S. federal income tax purposes.

Section 2.2	Issue Date; Maturity

Subject to Section 2.1(b), the Senior Notes shall initially be issued as of the date hereof; the Stated Maturity of the Senior Notes shall be September 15, 2034 or if such date is not a Business Day, the next Business Day.

Section 2.3	Percentage of Principal Amount

Subject to Section 2.1(b), the Senior Notes will initially be issued at 99.287% of the principal amount.

Section 2.4	Place of Payment and Surrender for Registration of Transfer

(a) Payment of principal of (and premium, if any) and interest on Senior Notes shall be made, the transfer of Senior Notes will be registrable, and Senior Notes will be exchangeable for Senior Notes of other denominations of a like principal amount at the office or agency of the Company maintained for such purpose, initially the Corporate Trust Office of the Trustee. Payment of principal of (and premium, if any) and interest on Senior Notes issued as Global Senior Notes shall be payable by the Company through the Paying Agent to the Depositary in immediately available funds.

(b) Payment of principal of (and premium, if any) and interest on Senior Notes issued in physical form shall be made, the transfer of Senior Notes will be registrable, and Senior Notes will be exchangeable for Senior Notes of other denominations of a like principal amount at the office or agency of the Company maintained for such purpose, initially the Corporate Trust Office of the Trustee; provided that, at the Company’s option, interest on Senior Notes issued in physical form may be payable by (i) a U.S. Dollar check drawn on a bank in The City of New

York mailed to the address of the Person entitled thereto as such address shall appear in the Security Register, or (ii) upon application to the Security Registrar not later than the relevant Regular Record Date by a Holder of a principal amount of Securities in excess of $5,000,000, wire transfer in immediately available funds, which application shall remain in effect until the Holder notifies, in writing, the Security Registrar to the contrary.

Section 2.5	Registered Securities; Form; Denominations; Depositary

(a) Subject to Section 2.1(b), the Senior Notes shall be issued in fully registered form, without coupons, as registered Debt Securities and shall initially be issued in the form of one or more permanent Global Notes (the “Global Senior Notes”), and with the legends contained in, the form of Exhibit A hereto.

(b) The Senior Notes shall not be issuable in bearer form. The terms and provisions contained in the form of Senior Note shall constitute, and are hereby expressly made, a part of the Indenture and to the extent applicable, the Company, and the Trustee, by their execution and delivery of the Indenture, expressly agree to such terms and provisions and to be bound thereby.

(c) The Senior Notes shall be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(d) Initially, the Depositary for the Senior Notes will be The Depository Trust Company. The Global Senior Notes will be registered in the name of the Depositary or its nominee, Cede & Co., and held by the Trustee as custodian for the Depositary for crediting to the accounts of its participants.

Section 2.6	Interest

(a) The Senior Notes will bear interest at a rate of 5.750% per annum on the principal amount thereof from and including May 13, 2024 to, but excluding, September 15, 2034, payable semiannually in arrears on March 15 and September 15 of each year (each, an “Interest Payment Date”), commencing on September 15, 2024. The Regular Record Dates for the Senior Notes shall be the immediately preceding March 1 and September 1, respectively, of each year.

(b) The amount of interest payable on the Senior Notes for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Senior Notes is not a Business Day, payment of the interest payable on such date will be made on the next day that is a Business Day (and without any additional interest or other payment in respect of any such delay), except that, if such Business Day is in the next calendar year, such payment will be made on the preceding Business Day with the same force and effect as if made on the date such payment was originally payable.

(c) The Company shall pay interest on overdue principal and on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate borne by the Senior Notes plus 1% per annum to the extent lawful.

Section 2.7	Optional Redemption

(a) Prior to June 15, 2034 (three months prior to their maturity date) (the “Par Call Date”), the Company may redeem the Senior Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Senior Notes to be redeemed matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points less (b) interest accrued to, but not including, the Redemption Date, and

(ii) 100% of the principal amount of the Senior Notes to be redeemed;

plus, in either case, accrued and unpaid interest thereon to, but not including, the Redemption Date.

On or after the Par Call Date, the Company may redeem the Senior Notes, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Senior Notes being redeemed plus accrued and unpaid interest on the Senior Notes to be redeemed to, but not including, the Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the Redemption Date H.15 TCM or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The actions and determinations of the Company in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.

(b) The redemption provisions of Article XII of the Base Indenture shall apply to the Senior Notes; provided, however, that notwithstanding anything in the Base Indenture to the contrary, notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the Redemption Date to each Holder of the Senior Notes to be redeemed. Any notice of redemption shall include a brief summary of the manner of calculation of the Redemption Price but need not include the Redemption Price itself; provided however, that a supplemental notice will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least two Business Days prior to the Redemption Date including the Redemption Price.

(c) Any redemption notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction that is pending (such as an equity or equity-linked offering, an incurrence of indebtedness or an acquisition or other strategic transaction involving a change of control in the Company or another entity). If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or otherwise waived by the Company (in the Company’s sole discretion) on or prior to the Business Day immediately preceding the relevant Redemption Date. The Company shall notify Holders of any such rescission as soon as practicable after the Company determines that such conditions precedent will not be able to be satisfied or the Company is not able or willing to waive such conditions precedent, in each case subject to the policies and procedures of the Depositary (or any successor Depositary). In any event, the Company shall provide written notice to the Trustee prior to the close of business on the Business Day prior to the relevant Redemption Date if any such redemption has been rescinded or delayed, and upon receipt of such notice, the Trustee shall provide such notice to each Holder in the same manner in which the notice of redemption was given. Once notice of redemption is mailed or sent, subject to the satisfaction of any conditions precedent provided in the notice of redemption, the Senior Notes called for redemption will become due and payable on the Redemption Date and at the applicable Redemption Price.

Section 2.8	No Sinking Fund

The Senior Notes shall not be subject to a sinking fund provision. The provisions contained in Article XIII of the Base Indenture shall not apply to the Senior Notes.

Section 2.9	Events of Default

In addition to the Events of Default set forth in Section 5.1 of the Base Indenture, it shall be an “Event of Default” with respect to the Senior Notes if the following occurs and shall be continuing: an acceleration of the maturity of any Indebtedness of the Company or any Subsidiary, in an aggregate principal amount in excess of Two Hundred Twenty-Five Million Dollars ($225,000,000), if such failure to pay is not discharged or such acceleration is not annulled within 15 days after the Company shall have received due notice of such acceleration.

The additional Events of Default set forth in this Section 2.9 are expressly being included solely to be applicable to the Senior Notes specified in this Ninth Supplemental Indenture.

Section 2.10	Ranking

The Senior Notes shall constitute the senior debt obligations of the Company and shall rank equally in right of payment with all other existing and future senior debt obligations of the Company.

Section 2.11	Paying Agent; Security Registrar

Initially, the Trustee shall act as Paying Agent and Security Registrar. If the Senior Notes are issued in definitive form, the Corporate Trust Office shall be the office or agency of the Paying Agent and the Security Registrar for the Senior Notes.

Section 2.12	Defeasance

The defeasance provisions of Article XIV of the Base Indenture shall apply to the Senior Notes.

Section 2.13	No Conversion

The Senior Notes will not be convertible into shares of Common Stock or any other security. The provisions contained in Article XV of the Base Indenture shall not apply to the Senior Notes.

Section 2.14	CUSIP Numbers

The Company in issuing the Senior Notes may use “CUSIP” numbers (if then generally in use), and, if so, the Trustee shall use “CUSIP” numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Senior Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Senior Notes, and any such redemption shall not be affected by any defect in or omission of such numbers. The Company will promptly notify the Trustee of any change in the “CUSIP” numbers.

Section 2.15	Definitive Form of Senior Notes

The Senior Notes will be issued in definitive form only under the limited circumstances set forth in Section 3.4 of the Base Indenture.

Section 2.16	Company Reports

The provisions of Section 7.4 of the Base Indenture relating to the nature, content and date for reports by the Company to the Holders, to the extent such provisions are mandated by the Trust Indenture Act, shall apply to the Senior Notes.

Section 2.17	Consolidation, Merger, Conveyance, Transfer or Lease.

With respect to the Senior Notes, clause (i) of Section 9.1 of the Base Indenture is amended and restated in its entirety with the following:

(i) (a) the surviving Corporation or the Corporation which acquires by conveyance or transfer, or which leases, the properties and assets of the Company substantially as an entirety shall be a Corporation organized and existing under the laws of the United States or any State or territory thereof or the District of Columbia; and (b) if the Company is not the surviving Corporation, the surviving Corporation shall expressly assume, by an indenture supplemental hereto, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all the Debt Securities and the performance of every covenant of this Indenture on the part of the Company to be performed or observed, including providing for conversion or exchange rights in accordance with the terms of the Debt Securities;

Section 2.18	Supplemental Indentures without Consent of Holders

With respect to the Senior Notes, the provisions of Section 10.1 of the Base Indenture relating to supplemental indentures without consent of the Holders shall apply to the Senior Notes; provided that the Company and the Trustee may additionally amend the Indenture without the consent of the Holders to:

(a) conform the terms of the Indenture that are applicable to the Senior Notes to the “Description of the notes” in the Prospectus Supplement; and

(b) comply with the requirements of any securities depositary.

ARTICLE III

COVENANTS

With respect to the Senior Notes, Article XI of the Base Indenture is hereby supplemented by the following additional covenants of the Company:

Section 3.1	Limitation on Liens

The Company will not, and will not permit any Subsidiary to, incur, issue, assume or guaranty any Indebtedness if such Indebtedness is secured by a mortgage, pledge of, lien on, security interest in or other encumbrance upon any Voting Stock of any Restricted Subsidiary, whether such Voting Stock is now owned or is hereafter acquired, without providing that the Senior Notes (together with, if the Company shall so determine, any other Indebtedness or obligations of the Company or any Subsidiary ranking equally with such Senior Notes and then existing or thereafter created) shall be secured equally and ratably with, or prior to, such Indebtedness. The foregoing limitation shall not apply to:

(a) Indebtedness incurred, issued, assumed, guaranteed or permitted to exist and secured by liens, security interests, pledges or other encumbrances which does not exceed 10% of the Company’s then Consolidated Tangible Net Worth;

(b) Indebtedness secured by a pledge of, lien on or security interest in any Voting Stock of any entity if such pledge, lien or security interest is made or granted prior to or at the time such entity becomes a Restricted Subsidiary; provided that such pledge, lien or security interest was not created in anticipation of the transfer of such Voting Stock to the Company or its Subsidiaries;

(c) liens or security interests securing Indebtedness of a Subsidiary to the Company or a Restricted Subsidiary;

(d) the extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any lien or security interest referred to in the foregoing clauses (b) and (c) but only if the principal amount of Indebtedness secured by the liens or security interests immediately prior thereto is not increased and the lien or security interest is not extended to other property;

(e) pledges or deposits under workers’ compensation or other similar laws and judgment liens thereunder that are not currently dischargeable;

(f) good faith deposits in connection with leases to which the Company or any Significant Subsidiary is a party;

(h) deposits in connection with obtaining or maintaining self-insurance or obtaining the benefits of any law, regulation or arrangement pertaining to unemployment insurance, old age pensions, social security or similar matters;

(i) liens created by or resulting from any judgments or awards against the Company or any of the Company’s Subsidiaries with respect to which the Company is in good faith prosecuting an appeal or other review proceedings, or liens incurred by the Company or any of the Company’s Subsidiaries for the purpose of obtaining a stay or discharge in the course of any litigation to which the Company is party; or

(j) liens for taxes or assessments, governmental charges or levies not yet due or delinquent, or which can be paid thereafter without penalty, or which are being contested in good faith by appropriate proceedings.

Section 3.2	Limitations on Issuance or Disposition of Stock of Restricted Subsidiaries

The Company will not, nor will it permit any Restricted Subsidiary to, issue, sell, assign, transfer or otherwise dispose of any shares of Capital Stock (other than nonvoting preferred stock or other nonvoting interests) of any Restricted Subsidiary (or of any Subsidiary having direct or indirect control of any Restricted Subsidiary), except for, subject to Article IX of the Base Indenture: (a) director’s qualifying shares or other similar equity interests; (b) a sale, assignment, transfer or other disposition of any Capital Stock of any Restricted Subsidiary (or of any Subsidiary having direct or indirect control of any Restricted Subsidiary) to the Company or to one or more Restricted Subsidiaries; (c) a sale, assignment, transfer or other disposition of all or part of the Capital Stock of any Restricted Subsidiary (or of any Subsidiary having direct or indirect control of any Restricted Subsidiary) for consideration which is at least equal to the fair value of such Capital Stock as determined by the Company’s Board of Directors acting in good faith; (d) the issuance, sale, assignment, transfer or other disposition made in compliance with an order of a court or regulatory authority of competent jurisdiction, other than an order issued at the request of the Company or any Restricted Subsidiary; or (e) issuance for consideration which is at least equal to fair value as determined by the Company’s Board of Directors acting in good faith.

ARTICLE IV

MISCELLANEOUS

Section 4.1	Ratification, Extension and Renewal of Indenture

The Base Indenture, as supplemented and amended by this Ninth Supplemental Indenture, is ratified, confirmed, extended and renewed, and this Ninth Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided. If any provision of this Ninth Supplemental Indenture is inconsistent with a provision of the Base Indenture, the terms of this Ninth Supplemental Indenture shall control. This Ninth Supplemental Indenture shall only apply to the Senior Notes and shall not apply to any other Debt Securities of any other series issued under the Base Indenture (unless otherwise specified pursuant to Section 3.1 of the Base Indenture for Debt Securities of any such series).

Section 4.2	Trustee Not Responsible for Recitals

The Recitals are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Ninth Supplemental Indenture or the Senior Notes. The Trustee shall not be accountable for the use or application by the Company of the Senior Notes or the proceeds thereof.

Section 4.3	Governing Law

This Ninth Supplemental Indenture and the Senior Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

Section 4.4	Severability

In case any one or more of the provisions contained in this Ninth Supplemental Indenture or in the Senior Notes shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Ninth Supplemental Indenture or of the Senior Notes, but this Ninth Supplemental Indenture and the Senior Notes shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein or therein.

Section 4.5	Counterparts

This Ninth Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 4.6	Successors and Assigns

All covenants and agreements in the Indenture by the Company shall bind its successors and assigns, whether expressed or not. The Company will have the right at all times to assign any of its respective rights or obligations under the Indenture to a direct or indirect wholly owned Subsidiary of the Company; provided that, in the event of any such assignment, the Company will remain liable for all of its respective obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture may not otherwise be assigned by the parties thereto.

Section 4.7	FATCA Withholding

In order to comply with the applicable reporting requirements of FATCA, the Company agrees (i) to provide to the Trustee tax information about Holders or the transactions contemplated hereby (including any modification to the terms of such transactions), to the extent such information is directly available to the Company, so that the Trustee can determine whether it has tax-related obligations under FATCA and (ii) that the Trustee shall be entitled to make any withholding or deduction from payments under the Senior Notes to the extent necessary to comply with FATCA.

Section 4.8	Electronic Signatures

The words “execution,” signed,” signature,” and words of like import in this Ninth Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile, email or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code. Without limitation to the foregoing, and anything in this Ninth Supplemental Indenture to the contrary notwithstanding, (a) any Officers’ Certificate, Company Order, Opinion of Counsel, Senior Notes, certificate of authentication appearing on or attached to any Senior Notes, supplemental indenture or other certificate, opinion of counsel, instrument, agreement or other document delivered pursuant to the Base Indenture may be executed, attested and transmitted by any of the foregoing electronic means and formats, (b) all references in Section 3.3 or elsewhere in the Base Indenture to the execution, attestation or authentication of any Senior Notes or any certificate of authentication appearing on or attached to any Senior Notes by means of a manual or facsimile signature shall be deemed to include signatures that are made or transmitted by any of the foregoing electronic means or formats, and (c) any requirement in Section 3.3 or elsewhere in the Base Indenture that any signature be made under a corporate seal (or facsimile thereof) shall not be applicable to the Senior Notes.

Section 4.9	Electronic Means

Notwithstanding any other provision herein, the Trustee and Paying Agent shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this Indenture and related financing documents and delivered using Electronic Means (as hereinafter defined) ; provided, however, that the Company shall provide to the Trustee and Paying Agent an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company, as applicable, whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee and Paying Agent Instructions using Electronic Means and any Trustee or Paying Agent Officer in its discretion elects to act upon such Instructions, the Trustee or Paying Agent Officer’s understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Trustee and Paying Agent cannot determine the identity of the actual sender of such Instructions and that the Trustee and Paying Agent shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee and Paying Agent have been sent by such Authorized Officer. The Company and all Authorized Officers shall be responsible for ensuring that only Authorized Officers transmit such

Instructions to the Trustee and Paying Agent and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company, as applicable. The Trustee and Paying Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee and Paying Agent’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee and Paying Agent, including without limitation the risk of the Trustee and Paying Agent acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that they are fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and Paying Agent and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Bank, as applicable; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee and Paying Agent immediately upon learning of any compromise or unauthorized use of the security procedures. “Electronic Means” shall mean the following communications methods: e-mail, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee and Paying Agent, or another method or system specified by the Trustee and Paying Agent as available for use in connection with its services hereunder.

Signature page follows.

IN WITNESS WHEREOF, the parties hereto have caused this Ninth Supplemental Indenture to be duly executed as of the day and year first above written.

REINSURANCE GROUP OF AMERICA, INCORPORATED

By:	/s/ Brian W. Haynes
Brian W. Haynes
Senior Vice President and Corporate Treasurer

Attest: /s/ William L. Hutton
William L. Hutton
Executive Vice President, General Counsel and Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Marie A. Hattinger
Name: Marie A. Hattinger
Title: Vice President

Signature page to Ninth Supplemental Indenture

EXHIBIT A

FORM OF SENIOR NOTE

[FACE OF SENIOR NOTE]

[THIS SENIOR NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CEDE & CO. AS NOMINEE OF THE DEPOSITORY TRUST COMPANY (THE “DEPOSITARY”), OR A NOMINEE OF THE DEPOSITARY. THIS NOTE IS EXCHANGEABLE FOR SENIOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SENIOR NOTE (OTHER THAN A TRANSFER OF THIS SENIOR NOTE AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY) MAY BE REGISTERED UNLESS AND UNTIL THIS SENIOR NOTE IS EXCHANGED IN WHOLE OR IN PART FOR SENIOR NOTES IN DEFINITIVE FORM. UNLESS THIS SENIOR NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO REINSURANCE GROUP OF AMERICA, INCORPORATED OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SENIOR NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO CEDE & CO., OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.] *

REINSURANCE GROUP OF AMERICA, INCORPORATED

5.750% Senior Notes due 2034

Certificate No.: R-_____	$	__________

CUSIP No.: 759351 AS8

This Senior Note is one of a duly authorized series of Debt Securities of REINSURANCE GROUP OF AMERICA, INCORPORATED (the “Senior Notes”), all issued under and pursuant to an Indenture dated as of August 21, 2012, duly executed and delivered by REINSURANCE GROUP OF AMERICA, INCORPORATED, a Missouri corporation (the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the Ninth Supplemental Indenture thereto dated May 13, 2024, between the Company and the Trustee, to which Indenture and all indentures supplemental

*	Insert if Senior Notes are in global form.

thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Senior Notes. By the terms of the Indenture, the Debt Securities are issuable in series that may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Indenture.

The Company, for value received, hereby promises to pay to [Cede & Co.]*, or registered assigns, the principal sum of HUNDRED MILLION DOLLARS ($_________) (as increased or decreased on the attached Schedule of Increases and Decreases) on September 15, 2034 or if such date is not a Business Day, the following Business Day.

Interest Payment Dates: March 15 and September 15, commencing on September 15, 2024.

Record Dates: March 1 and September 1.

Reference is hereby made to the further provisions of this Senior Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

*	Insert if Senior Notes are in global form.

IN WITNESS WHEREOF, the Company has caused this Senior Note to be duly executed manually or by facsimile by its duly authorized officers.

REINSURANCE GROUP OF AMERICA, INCORPORATED

By:
Brian W. Haynes
Senior Vice President and Corporate Treasurer

Attest:

William L. Hutton
Executive Vice President, General Counsel and Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the 5.750% Senior Notes due 2034 issued under the within mentioned Indenture.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:________________________________

Authorized Signatory

Dated: _________, 2024

[REVERSE OF SENIOR NOTE]

REINSURANCE GROUP OF AMERICA, INCORPORATED

5.750% Senior Notes due 2034

To the extent that any rights or other provisions of this Senior Note differ from or are inconsistent with those contained in the Indenture, then the Indenture shall control. Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.	Principal and Interest.

Reinsurance Group of America, Incorporated, a Missouri corporation (the “Company”), promises to pay interest on the principal amount of this Senior Note in the manner specified below at the rate of 5.750% per annum from and including May 13, 2024, to, but excluding, the Stated Maturity. The Company will pay interest on this Senior Note semiannually in arrears on March 15 and September 15 of each year (each an “Interest Payment Date”), commencing on September 15, 2024. Interest not paid on the scheduled Interest Payment Date will accrue and compound semiannually at the rate borne by the principal amount of this Senior Note.

Interest on the Senior Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

The Company shall pay interest on overdue principal and on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate borne by the Senior Notes plus 1% per annum to the extent lawful.

2.	Ranking.

The Senior Notes shall constitute the senior debt obligations of the Company and shall rank equally in right of payment with all other existing and future senior debt obligations of the Company.

3.	Method of Payment.

Interest on any Senior Note which is payable, and is punctually paid or duly provided for, on any Interest Payment Date shall be paid to the person in whose name that Senior Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for the payment of such interest. In the event that any date on which interest is payable on the Senior Notes is not a Business Day, payment of the interest payable on such date will be made on the next day that is a Business Day (and without any additional interest or other payment in respect of any such delay), except that, if such Business Day is in the next calendar year, such payment will be made on the preceding Business Day with the same force and effect as if made on the date such payment was originally payable.

4.	Paying Agent and Security Registrar.

Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee, will act as Paying Agent and Security Registrar. The Company may change the Paying Agent and Security Registrar without notice to any Holder. The Company or any of its Subsidiaries may, subject to certain exceptions, act in any such capacity.

5.	Indenture.

This Senior Note is one of a duly authorized series of the 5.750% Senior Notes due 2034 (the “Senior Notes”) of the Company, initially limited in aggregate principal amount to $650,000,000.00 and issued under an Indenture, dated as of August 21, 2012 (the “Base Indenture”), as supplemented by a Ninth Supplemental Indenture dated as of May 13, 2024 (the “Ninth Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), in each case, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The terms of this Senior Note include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). This Senior Note is subject to all such terms, and by acceptance hereof, Holders agree to be bound by all of such terms, as the same may be amended from time to time. Holders are referred to the Indenture and the TIA for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Senior Note and the terms of the Indenture, the terms of the Indenture shall control. Capitalized terms used but not defined herein have the meanings assigned to them in the Indenture unless otherwise indicated.

6.	Optional Right of Redemption.

(a) Prior to June 15, 2034 (three months prior to their maturity date) (the “Par Call Date”), the Company may redeem the Senior Notes at its option, in whole or in part, at any time and from time to time, at a Redemption Price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(i)

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming the Senior Notes to be redeemed matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points less (b) interest accrued to, but not including, the Redemption Date, and

(ii)	100% of the principal amount of the Senior Notes to be redeemed;

plus, in either case, accrued and unpaid interest thereon to, but not including, the Redemption Date.

On or after the Par Call Date, the Company may redeem the Senior Notes, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the Senior Notes being redeemed plus accrued and unpaid interest on the Senior Notes to be redeemed to, but not including, the Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If on the third Business Day preceding the Redemption Date H.15 TCM or any successor designation or publication is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The actions and determinations of the Company in determining the Redemption Price shall be conclusive and binding for all purposes, absent manifest error.

(b) The redemption provisions of Article XII of the Base Indenture shall apply to the Senior Notes; provided, however, that notwithstanding anything in the Base Indenture to the contrary, notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the Redemption Date to each Holder of the Senior Notes to be redeemed. Any notice of redemption shall include a brief summary of the manner of calculation of the Redemption Price but need not include the Redemption Price itself; provided however, that a supplemental notice will be mailed or electronically delivered (or otherwise transmitted in accordance with the Depositary’s procedures) at least two Business Days prior to the Redemption Date including the Redemption Price.

(c) Any redemption notice may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of a corporate transaction that is pending (such as an equity or equity-linked offering, an incurrence of indebtedness or an acquisition or other strategic transaction involving a change of control in the Company or another entity). If such redemption is so subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or otherwise waived by the Company (in the Company’s sole discretion) on or prior to the Business Day immediately preceding the relevant Redemption Date. The Company shall notify Holders of any such rescission as soon as practicable after the Company determines that such conditions precedent will not be able to be satisfied or the Company is not able or willing to waive such conditions precedent, in each case subject to the policies and procedures of the Depositary (or any successor Depositary). In any event, the Company shall provide written notice to the Trustee prior to the close of business on the Business Day prior to the relevant Redemption Date if any such redemption has been rescinded or delayed, and upon receipt of such notice, the Trustee shall provide such notice to each Holder in the same manner in which the notice of redemption was given. Once notice of redemption is mailed or sent, subject to the satisfaction of any conditions precedent provided in the notice of redemption, the Senior Notes called for redemption will become due and payable on the Redemption Date and at the applicable Redemption Price.

7.	No Sinking Fund.

The Senior Notes will not be subject to a sinking fund provision.

8.	Defaults and Remedies.

The Indenture provides that an Event of Default with respect to the Senior Notes occurs upon the occurrence of specified events. If an Event of Default shall occur and be continuing, the principal of all of the Senior Notes may become or be declared due and payable, in the manner and with the effect provided in the Indenture.

9.	Amendment; Supplement; Waiver.

The Indenture provides for amendments, supplements and waivers with respect to the Indenture as set forth in Article X of the Base Indenture, as amended by Section 2.18 of the Ninth Supplemental Indenture.

10.	Restrictive Covenants.

The Indenture imposes certain limitations on the ability of the Company and its Subsidiaries to, among other things, create certain liens, issue or dispose of stock of Restricted Subsidiaries and consummate certain mergers and consolidations or sales of all or substantially all of its assets. The limitations are subject to a number of important qualifications and exceptions.

11.	Denomination; Transfer; Exchange.

The Senior Notes of this series are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations herein and therein set forth, Senior Notes of this series so issued are exchangeable for a like aggregate principal amount at maturity of Senior Notes of this series of a different authorized denomination, as requested by the Holder surrendering the same.

As provided in the Indenture and subject to certain limitations therein set forth, this Senior Note is transferable by the registered Holder hereof on the Security Register of the Company, upon surrender of this Senior Note for registration of transfer at the office or agency of the Trustee in the City and State of New York accompanied by a written instrument or instruments of transfer in form satisfactory to the Company or the Trustee duly executed by the registered Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Senior Notes of authorized denominations and for the same aggregate principal amount at maturity will be issued to the designated transferee or transferees. No service charge will be made for any such transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in relation thereto.

12.	Persons Deemed Owners.

The registered Holder of this Senior Note shall be treated as its owner for all purposes.

13.	Defeasance.

Subject to certain conditions contained in the Indenture, at any time some or all of the Company’s obligations under the Senior Notes and the Indenture may be discharged if the Company deposits with the Trustee money and/or U.S. Government Obligations sufficient to pay the principal of and interest on the Senior Notes to Stated Maturity.

14.	No Recourse Against Others.

No recourse shall be had for the payment of the principal of or the interest on this Senior Note, or any part hereof or of the indebtedness represented hereby, or upon any obligation, covenant or agreement of the Indenture, against any incorporator, shareholder, officer or director, as such, past, present or future, of the Company (or any incorporator, shareholder, officer or director of any predecessor or successor corporation), either directly or through the Company (or of any predecessor or successor corporation), whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released; provided, however, that nothing herein shall be taken to prevent recourse to and the enforcement of the liability, if any, of any shareholder or subscriber to capital stock upon or in respect of the shares of capital stock not fully paid.

15.	CUSIP Numbers.

The Company may cause CUSIP numbers to be printed on the Senior Notes as a convenience to Holders. No representation is made as to the accuracy of such numbers, and reliance may be placed only on the other identification numbers printed hereon.

16.	Authentication.

This Senior Note shall not be valid until the Trustee (or authenticating agent) executes the certificate of authentication on the other side of this Senior Note.

17.	Governing Law.

The Indenture and this Senior Note shall be governed by, and construed in accordance with, the laws of the State of New York.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SENIOR NOTE

The initial aggregate principal amount of this Global Senior Note is $[    ]. The following increases or decreases in this Global Senior Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of Senior Notes evidenced by this Global Senior Note	Amount of increase in Principal Amount of Senior Notes evidenced by this Global Senior Note	Principal Amount of Senior Notes evidenced by this Global Senior Note following such decrease or increase	Signature of authorized officer of Trustee or Securities Custodian